+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[X] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Darden,                     Glenn                            M.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        1619 Pennsylvania Avenue
    ----------------------------------------------------------------------------
                                   (Street)

        Fort Worth                  Texas                            76104
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Quicksilver Resources Inc. (KWK)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)     January 2000
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [X] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

        President and Chief Executive Officer

7.  Individual or Joint/Group Reporting  (check applicable line)

     X  Form Filed by One Reporting Person
    ---
        Form Filed by More than One Reporting Person
    ---
-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 7/15/99      J             1,340,405   A       $8.13        5,214,927       I            By Mercury
                                                                                                                      Exploration
                                                                                                                      Company
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A                    3,030,861       I            By Quicksilver
                                                                                                                      Energy, L.C.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A                       66,550       I             as co-trustee
                                                                                                                       for five
                                                                                                                       family trusts
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A                      361,322       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 5,700   A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 2,850   A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 2,850   A
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 2,850   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 2,850   D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                12/20/99      G                 2,850   D
------------------------------------------------------------------------------------------------------------------------------------
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
* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

--------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
                                                                               594,000                 I           By Mercury
                                                                                                                   Exploration
                                                                                                                   Company
------------------------------------------------------------------------------------------------------------------------------------
                                                                               121,428                 D
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses: J - Mr. Darden is a shareholder, officer and dierctor of Mercury Exploration Company. On July 15, 1999, Mercury purchased 1,340,405 shares of Quicksilver Common Stock from Trust Company of the West.



         /s/ Glenn Darden                 April 10, 2000
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.